JUDr. Jaroslava Mala, notary seated in Most, Moskevska 1/14
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                                                               NZ 358/98
                                                                N 362/98








                                   Counterpart


Notarial Record


written by me, JUDr. Jaroslava Mala, notary public seated in Most, in my office at Moskevska 1/14 in Most, September 28, 1998 (this twenty-eight of September nineteen hundred and eighty nine).


At the request of the representatives of Severoceske teplarny, stock corporation, seated in Most, J. Seiferta 2179, I have come today to the Company's registered office where an extraordinary general meeting of this stock corporation was held,

I make the following

                                   attestation

regarding the course of deliberations of the Extraordinary General Meeting.

First: The deliberations of the Extraordinary Meeting were opened by Josef Vanzura, the Managing Director and Vice-Chairman of the Board of Directors at
2.15 p.m. In the beginning he introduced the members of the Board of Directors and of the Supervisory Board of the stock corporation attending the meeting. He stated that the Extraordinary General Meeting was convened in compliance with the Commercial Code and under the observance of other legal requirements. The announcement of the Extraordinary General Meeting was published in Hospodarske noviny and in Commercial Bulletin, on September 21, 1998. As of this date the excerpt of shareholders was executed and at the same time the Securities Center stopped the registration of trades with shares until the date when the Extraordinary General Meeting was held.

Next, he stated that the Extraordinary General Meeting was attended by the shareholders having in total 89.7 per cent of shares (seven natural persons having shares of the total number of one thousand six hundred forty-two pieces and eight legal entities with the total number of 1,014,517 pieces of shares). The Extraordinary General Meeting constituted a quorum.



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Then Mr.  Vanzura  informed the  shareholders  attending  the meeting  about the
General Meeting's agenda:

 1.      Opening and control if the General Meeting constitutes a quorum,

 2.      Approval of the Rules of Procedure and Voting of the General Meeting,

 3. Election of Chairman of the General Meeting, minute clerk, verifiers of the minutes and vote tellers,

 4.      Election of the member of the Board of directors,

 5. Board of Directors' report on the extraordinary financial statements prepared as of June, 30, 1998,

 6 Supervisory Board's report on the examination of the extraordinary financial statements verified by the auditor,

 7. Approval of the extraordinary financial statements verified by the auditor,

 8. Board of Directors' report on the merger project between Severoceske teplarny, a.s. and Prvni severozapadni teplarenska, a.s.,

 9. Supervisory Board's report on the control results of the work progress in merging,

 10. Resolution on the merger between Severoceske teplarny, a.s. and Prvni severozapadni teplarenska a.s., in compliance with the merger project of both companies,

 11.     Approval of the bonuses for the members of the Company's bodies,

 12.     Conclusion of the General Meeting.


Secondly: The second item on the Agenda of the General Meeting was the approval of the Rules of Procedure and Voting of the General Meeting and therefore Mr. Vanzura invited Ing. Richtr to present the information about this document to the General Meeting. Mr. Richtr stated that all shareholders had received the text of the Rules of Procedure and Voting enclosed as Annex 1 of the Notarial Record upon signing the attendance list. He-raised the question if everybody had one copy available. Due to the fact that the reply was positive, the text of the
Rules      of       Procedure       and       Voting      was      not      read
again.

After voting results having been submitted in writing by the vote tellers, Ing. Richtr stated that the Rules of Procedure and Voting of the General Meeting were approved. Shareholders having 99.1457% of shares supported the motion, 0.8130% shares voted against the motion and 0.0413 shares abstained from voting.

The General Meeting approved the Rules of Procedure and Voting of the General Meeting.

Then Ing. Jaroslav Richtr invited Mr. Josef Vanzura, Managing Director, to take the floor again.

Thirdly: Mr. Josef Vanzura informed the General Meeting about the third item on the Agenda that was the election of the General Meeting's bodies. The Board of Directors submitted the following proposal for an election of the General Meetings bodies: The nominee for the General Meeting's Chairman was Ing.
Jaroslav Richtr, the nominee for minute clerk was Ing. Hana Tvrznikova, the nominees for verifiers of the


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minutes were JUDr Vladimir  Janovsky and Alexandr Krista,  the nominees for vote counters were Ms. Marie Zakova, Mr. Jaroslav Baxa and Ing. Vladislav Sliska. Due to the fact that nobody raised any counter-offer, the voting was performed by acclamation.

After the written results about the voting having been submitted by the vote tellers, Ing. Richtr stated that the General Meeting's bodies were elected. Shareholders having 9.9597% of shares supported the motion, no shareholder, i.e. 0.00% of shares voted against the motion, 0.0403% of shares abstained from voting.

The General Meeting elected the bodies of the General Meeting as follows:
Ing. Jaroslav Richtr, Chairman of the Extraordinary General Meeting
Minute clerk: Ing. Hana Tvrznikova
Verifiers of the minutes: JUDr Vladimir Janovsky, Mr. Alexandr Krista
Vote counters: Mr. Jaroslav Baxa, Ms. Marie Zakova and Ing. Vladislav Sliska Afterwards Mr. Josef Vanzura, Managing director, took the floor.

Fourthly: Ing. Jaroslav Richtr started to conduct the deliberations of the General Meeting. He informed the shareholders about the fourth item on the Agenda that was the election of the member of the Board of Directors. The Board of Directors proposed Mr. Ales Novak, identification No. 560814/0923, residing at U.S.A., 2905 SW Greenway Ave, Portland, Oregon 97201, for the nomination as a member of the Board of Directors. Ing. Richtr raised a question if anybody of the shareholders attending the meeting had any comments. Then he asked Mr. Ales Novak if he agreed with his nomination. He agreed and therefore voting was performed using the voting slips.

After the vote counters' written notice about the voting results having been submitted, Ing. Richtr stated that due to the fact that several shareholders used voting slip No. 2, some of them used No. 3 and even somebody used voting slip No. 4, the previous voting was cancelled because the counting of votes had not been stared yet.

A new voting will be performed while the shareholders use now the voting slip No. 5. After the written notice of vote tellers about the voting, Ing. Richtr stated, that Mr. Ales Novak became a member of the Board of Directors. Shareholders having 99.1457% of shares supported the motion, 0.7901 % of shares voted against the motion and 0.0572% of shares abstained from voting.

The General Meeting approved Ing. Ales Novak as a member of the Board of Directors of Severoceske teplarny, a.s.

Fifthly: Ing. Jaroslav Richtr informed the General Meeting about the next item on the agenda - i.e. the Board of Directors report on extraordinary financial statements prepared as of June 30, 1998.

Mr. Josef Vanzura, Managing Director, was invited to present the mentioned report.

The  General  Meeting   acknowledged  the  Board  of  Directors  report  on  the
extraordinary financial statements prepared as of June 30, 1998.



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Sixthly: The sixth item on the agenda of the General Meeting was the Supervisory
Board's report on the extraordinary financial statements. Therefore Ing. Richtr invited Ing. J. Nechvatal, Chairman of the Supervisory Board, to present the report

The General Meeting acknowledged the Board of Directors' report on the examination of the extraordinary financial statements prepared as of June 30, 1998.

Seventhly: The seventh item on the agenda of the General meeting was the approval of the extraordinary financial statements verified by the auditor. The shareholders voted using voting slip No. 6

After the voting Ing. Richtr announced 15-minute break, i.e. until 2.50 p.m. In the course of the break counting of votes was performed.

After 15-minute break Ing. Richtr continued. He announced that based on the written notice of the vote tellers, the extraordinary financial statements were approved. Shareholders having 98.8090% of shares supported the motion, 1.1751% of shares voted against the motion and 0.0158% of shares abstained.

The General Meeting approved the extraordinary financial statements prepared as of June 30,1998 verified by the auditor.

Eighthly: Ing. Richtr stated that meanwhile the protest supra the cancellation of voting on item No. 4 was raised Ing. Richtr gave the explanation to this matter and stated that due to the fact that voting about item No. 3 was performed through the acclamation, voting slip No. 3 should have been used. Unfortunately, the commission found out that different slips were thrown into to the box. Thus he gave the explanation regarding the protest above mentioned. The protest was enclosed as Annex No. 6

The General Meeting acknowledged the report on the results of on-going-basis follow-up of the work progress of merging carried out by the Supervisory Board of Severoceske teplarny, a.s. on the basis of the resolution taken by the Ordinary General Meeting held June 25, 1998.

Then the eighth item on the agenda of the General Meeting was proceeded. It was the Board of Directors' report on the merging project presented by Mr.
Jarolimek, Chairman of the Board of Directors. He stated, that the General Meeting held in June of this year, apart from the other things, ordered to prepare the project on merging, a project in compliance with the SCT Articles of Association as well as with the law. Therefore the Board of Directors submits this project for the General Meeting's approval. The copy of the project was available to each shareholder. Then all the shareholders were asked if all of them were acquainted with it. Ing. Jaroslav Richtr took the floor. He informed about the fact that two protests regarding item No. 8 were raised. The protests were enclosed as Annexes No. 7 and 8.

Ninthly: The ninth item on the agenda of the General Meeting was the Supervisory Board's report regarding the follow-up of the work progress in merging that was presented by Ing. Nechvatal.



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The General Meeting acknowledged the Supervisory Board's report on the following up of the work progress of the merger.

Tenthly: The tenth item on the agenda of the General Meeting was the resolution on merging Severoceske teplarny, a.s. with Prvni severozapadni teplarenska a.s. in compliance with the merger project between these two companies. This report was presented by Ing. Richtr. He informed the General Meeting about the draft resolution as published in Hospodarske noviny on August 26, 1998:

"1.      The Extraordinary General Meeting states that:
a) in compliance with all legal requirements stated under section 69a subsection 3 of the Commercial Code, the project on the merge between Severoceske teplarny, a.s. and Prvni severozapadni teplarenska a.s. was developed, while the evaluation of the assets and liabilities of both companies participating in merging is supported by expert's opinions prepared by two experts for each participating company. Thee project on merging is enclosed to the Minutes of the General Meeting,

b) the merger project was examined by two, on Severoceske teplarny, a.s. independent experts, that pursuant to provisions under section 69a subsections 4 and 5 of the Commercial Code, prepared the written reports for the shareholders. The reports reviewing the merger project are enclosed to the minutes of this General Meeting,

c) in the registered seat of the Company during all working days in the period from 10:00 to 14:00 until the moment when the Extraordinary General Meeting was started, each shareholder of Severoceske teplarny, a.s. had the chance to go through principal materials of the merger, i.e. the project on merging, experts' report, as well as other document stated under the provision of section 69a, subsection 7 of the Commercial Code in the given extent and specified details, manner and in the time stated thereof,

d)       the  draft   resolution  of  the   Extraordinary   General  Meeting  of
         Severoceske teplarny, a.s. was published in Commercial Bulletin pursuant to section 220a, subsection 9, and section 769 of the Commercial Code and pursuant to Article 14.4.6 of the Articles of the Association of Severoceske teplarny, a.s. it was made public in Hospodarske noviny,

e) pursuant to section 220a, subsection 9 of the Commercial Code, the draft resolution was sent to all known creditors of Severoceske teplarny, a.s.

2.       acknowledges,
a) the report of Severoceske teplarny Board of Directors on the merger project,

b) the report on the results of the follow-up on an ongoing basis related to the work progress in merging that was carried out by the Supervisory Board of Severoceske teplarny, a.s. on the basis of the resolution taken by the Ordinary General Meeting held June 25, 1998.

3.       approves
         the merger project in the version published in Commercial Bulletin and in Hospodarske noviny,



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4.       decides
         in compliance  with the  provision  under  section 69,  subsection  32, section 187 letter i) of the  Commercial  Code and  pursuant to Article
         7.1. letter k) of the Articles of the Association of Severoceske teplarny, a.s. about the merger between the company of


Severoceske teplarny, a.s. and the company of Prvni severozapadni teplarenska, a.s. under conditions and terms stated in an approved project on merging, that:

         a) the company of Severoceske teplarny, a.s. shall be wound-up without liquidation as of September 28, 1998 and the company of Prvni severozapadni teplarenska, as. shall become its legal successor,

         b) the shareholders of Severoceske teplarny, a.s. shall become shareholders of the legal successor, i.e. of Prvni severozapadni teplarenska a.s. and each one share of Severoceske teplarny, a.s. of the nominal value of CZK 1, 000 (in words: one thousand Czech crowns) will be exchanged for 8 pieces of shares of Prvni severozapadni teplarenska, a.s. of the nominal value CZK 100 (in words: one hundred Czech crowns) without undue delay after the deletion of the wound-up company of Severoceske teplarny, a.s. from the Commercial Register,

         c) the value of net assets (shareholders' equity) of Severoceske teplarny, a.s., falling to the shares of Severoceske teplarny, a.s. that are a subject-matter of the exchange of shares, represents according to expert's opinion CZK 1,834,993, 000 (in words: one billion eight hundred thirty-four million nine hundred ninety-three thousand Czech crowns) while the shareholders of the company dissolved - Severoceske teplarny, a.s. - will receive the shares of the successor company of Prvni severozapadni teplarenska, a.s. of the total nominal value of CZK 906,623,200 (in words: nine hundred and six million six hundred and twenty-three thousand two hundred Czech crowns).

         d) the assets of the company of Severoceske teplarny, a.s. shall pass to the Company of Prvni severozapadni teplarenska, a.s. with which this company is merging,

5.       orders
a) the Board of Directors of Severoceske teplarny, a.s., to submit in the coordination with the Board of Directors of Prvni severozapadni teplarenska, a.s., the petition for the deletion of Severoceske teplarny a.s., the company to be merged, as of December 31, 1998 from the Commercial Register. Provided the Regional Court in Usti nad Labem, due to any reason, shall not issue the resolution on the deletion as of this date, the petition includes the request for deleting the company as of the last date of any following calendar month but always on the same date when the changes on Prvni severozapadni teplarenska a.s., with which the company is merging, will be entered into the Commercial Register,

         b) the Board of Directors of Severoceske teplarny, a.s to continue in the activities necessary for a due transfer of all rights and obligations related to Severoceske teplarny, a.s. to the successor company - Prvni severozapadni teplarenska, a.s,



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c)       the  Supervisory  Board of  Severoceske  teplarny,  a.s. to oversee the exercise of the powers of the Board of Directors on an ongoing basis in order that everything would pass in compliance with the merger project and relevant provisions of the Commercial Code and pursuant to other generally binding legal regulations."

After the draft having been read a number of comments, proposals or objections was raised that were enclosed as annexes No. 9 - 20. In most cases, they expressed disagreement or protest against the merger, the shareholders request the share of net shareholders' equity. Then the voting about the merger using the voting slip No. 7 took the place.

After the results of voting in writing having been submitted by the vote tellers, the Chairman of the General Meeting announced that the resolution on the merger between Prvni severozapadni teplarenska, a.s. and Severoceske teplarny, a.s. was approved. Shareholders having 98.6261% of shares supported the motion, 1.3719% of shares voted against the motion and 0.0020% of shares abstained.


The General meeting approved the resolution on the dissolution of Severoceske teplarny, a.s. and about its merger with Prvni severozapadni teplarenska a.s.


Eleventhly: The eleventh item on the agenda of the General Meeting was the approval of bonuses for the Company's bodies. This report was presented by Ing. Jaroslav Richtr. The bonuses to members of the Board of Directors and Supervisory Board were assessed in the monthly amount of CZK 60,000, in words: sixty thousand Czech crowns until the date of dissolution of Severoceske teplarny, a.s. and the Board of Directors was required to determine rules valid for the payment of bonuses to individual bodies' of the company.

After the voting on voting slip no. 8 took place. After the results of voting in writing having been submitted by the vote tellers, the Chairman of the General Meeting announced that the bonuses for the members of the Board of Directors and the Supervisory Board were approved. Shareholders having 98.7712% of shares supported the motion, 1.0763% of shares voted against the motion and 0.1525 % of shares abstained.


Twelfthly:  The  following  documents  were  enclosed as annexes to the Notarial
Record:

Annex No. 1 - Rules of Procedure and Voting of the General Meeting
Annex No. 2 - Project on merging Severoceske teplarny, a.s. with Prvni severozapadni teplarenska, a.s.
Annex No. 3 - Draft resolution of the Extraordinary General meeting of
              Severoceske teplarny, a.s.
Annex No. 4 - Expert's opinion pursuant section 69a, subsections 4 and 5 of the
              Commercial Code
Annex No. 5 - Expert's opinion pursuant section 69a, subsection 4 and 5 of the
              Commercial Code
Annex No. 6 - Protest against voting on item No. 4
Annexes No. 7,8 - Protest related to item No. 8



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Annexes No. 9 - 19 - Protests related to item No. 10
Annex No. 20 - Protest related to item No. 12

In the conclusion of the General Meeting, Mr. Jarolimek had the floor and announced to all who raised protests that individual explanatory letters would be sent to them.

On the grounds that all items of the General Meeting-were dealt with, Mr. Jarolimek finished at 12.30 the deliberations.





I, the notory, wrote out this notarial record and signed it in my own hand



                                         L.S. JUDr Jaroslava Mala
                                                  notary, in her own hand